Exhibit 23.01

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 20, 2004, except as to Note 13 as to which the date is June 25, 2004 in Amendment No. 9 to the Registration Statement (Form S-1 No. 333-114984) and related Prospectus of Google Inc. for the registration of shares of its common stock.

/S/    ERNST & YOUNG LLP

San Francisco, California

August 17, 2004